Exhibit 99.1

CHANNELL AGREES TO ACQUIRE BUSHMAN TANKS

Temecula, CA – July 15, 2004 – Channell Commercial Corporation (NASDAQ:CHNL) today announced it has entered into an agreement to acquire Bushman Tanks for AUS$23 million plus payments contingent on Bushman’s performance through 2006. Bushman Tanks is Australia’s largest manufacturer of rotational molded plastic rainwater storage tanks with approximately 135 employees and four manufacturing locations. Bushman’s had unaudited sales of approximately AUS$41 million for the fiscal year ending June 30, 2004. Bushman Tanks’ website is www.bushmantanks.com

The transaction is expected to be accretive in the four quarter period following closing.  The closing of the transaction is subject to completion of commercial due diligence and financing.  The transaction is expected to close in the third quarter.

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, and fiber-optic cable management systems.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia). Channell’s website is www.channellcomm.com

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

Contact

Tom Liguori, Chief Financial Officer

Tel:  909.719-2600   Fax:   909.296-2333

E-Mail: tliguori@channellcorp.com

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